Exhibit 99.1

ERHC Energy Inc. signs Production Sharing Contract on Three Oil Blocks in Republic of Chad

HOUSTON, July 6, 2011– ERHC Energy Inc. (OTCBB: ERHE), a publicly traded American company with oil and gas assets in West Africa, today announced that it has signed a production sharing contract (PSC) on the three oil blocks formally awarded to the company last week by the Republic of Chad. ERHC has 100 percent of the interest in two blocks – BDS 2008 and Manga -- and a 50 percent interest in the third, Chari-Ouest Block 3.

Two of the Blocks, BDS 2008 and Chari-Ouest Block 3, lie next to the Doba Basin oilfield, which in 2010 had an average daily production of 122,500 barrels of crude oil per day. The Manga block is north of Lake Chad, along the border with Niger.

ERHC CEO Peter Ntephe attributed the successful signing of the PSC to commendable work by ERHC’s negotiating team of legal, technical and financial experts led by Sylvan Odobulu, ERHC’s financial officer.

“The announcement today of the production sharing contract illustrates ERHC’s commitment toward the enhancement of shareholder value,” Ntephe said. “We are proud of attaining yet another remarkable milestone as we add to our exploration acreages in Africa. We look forward to working quickly and closely with the authorities in Chad toward a mutually beneficial exploration program.”

The West African Republic of Chad is one of sub-Saharan Africa’s significant crude oil producers. It shares borders with Nigeria and Libya, which are Africa’s largest oil and gas producers, and with Cameroon and Sudan, which both produce oil. Chad has proven oil reserves of 1.5 billion barrels with studies establishing the prospect of more discoveries.

Apart from its new holdings in Chad, ERHC holds working interests in six Blocks in the Nigeria-São Tomé & Príncipe Joint Development Zone (JDZ). ERHC also holds 100 percent of Blocks 4 and 11 of the São Tomé & Príncipe Exclusive Economic Zone (EEZ) with an option to acquire up to 15 percent working interests in two other EEZ Blocks.

ERHC management will host a live online chat at 5:00 p.m. Central Time Wednesday, July 6, 2011. CEO Peter Ntephe will respond to questions posted live at www.erhc.com/chat. Those unable to participate live will be able to review the online interaction afterward.

About ERHC Energy

ERHC Energy Inc. is a Houston-based independent oil and gas company focused on growth through high impact exploration in Africa, including within the highly prospective Gulf of Guinea. ERHC is committed to creating and delivering significant value for its shareholders, investors and employees, and to sustainable and profitable growth through risk balanced smart exploration, cost efficient development and high margin production. For more information, visit www.erhc.com.

Cautionary Statement

This press release contains statements concerning ERHC Energy Inc.’s future operating milestones, future drilling operations, the planned exploration and appraisal program, future prospects, future investment opportunities and financing plans, future shareholders’ meetings as well as other matters that are not historical facts or information. Such statements are inherently subject to a variety of risks, assumptions and uncertainties that could cause actual results to differ materially from those anticipated, projected, expressed or implied. A discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings with the Securities and Exchange Commission. These factors include, among others, those relating to the Company’s ability to exploit its commercial interests in the JDZ and the Exclusive Economic Zone of São Tomé and Príncipe, general economic and business conditions, changes in foreign and domestic oil and gas exploration and production activity, competition, changes in foreign, political, social and economic conditions, regulatory initiatives and compliance with governmental regulations and various other matters, many of which are beyond the Company’s control. Given these concerns, investors and analysts should not place undue reliance on these statements. Each of the above statements speaks only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any of the above statements is based.